EXHIBIT 5.1

[Troy & Gould Letterhead]

July 26, 2005

Alliance Bancshares California

100 Corporate Pointe

Culver City, California 90230

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Alliance Bancshares California, a California corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), 450,000 shares of common stock, without par value (the “Shares”), of the Company issuable pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”).

We also have examined such other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

Very truly yours,

/s/ Troy & Gould

TROY & GOULD
Professional Corporation